EXHIBIT 10.1

EMPEROR STAR INTERNATIONAL TRADE CO., LTD.

Financial Statements for the year ended December 31, 2016 and for the period from November 16, 2015, (Inception) through December 31, 2015

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FINANCIAL STATEMENT SCHEDULES

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Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Report of Independent Registered Public Accounting Firm

To Board of Director of

Emperor Star International Trade Co., Ltd.

Taipei, Taiwan (R.O.C.)

We have audited the accompanying balance sheet of Emperor Star International Trade Co., Ltd. as of December 31, 2016 and 2015, and the related statements of operations and comprehensive income, cash flows, and equity for year ended December 31, 2016 and for the period from November 16, 2015 (inception) through December 31, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and for the period from November 16, 2015, (Inception), through December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 of the financial statements, the Company’s viability is dependent upon its ability to obtain future financing and the success of its future operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

April 20, 2017

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EMPEROR STAR INTERNATIONAL TRADE CO., LTD.
BALANCE SHEETS

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$6,390	$4,292
Accounts Receivable - Related Parties	-	3,294
Inventory	1,919	48,000
Prepaid expenses and other current assets	6,229	2,919
Total Current Assets	14,538	58,505

Property & Equipment, net	3,180	-
Deposits	2,544	-
Total Assets	$20,262	$58,505

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	2,778	35,504
Accrued expenses and other current liabilities	10,572	9,172
Due to shareholders	57,405	-
Unearned revenues	34,797	-
Total Current Liabilities	105,552	44,676

Total Liabilities	105,552	44,676

Equity
Paid-in capital	30,562	30,562
Accumulated deficit	(116,512)	(16,692)
Accumulated other comprehensive income	660	(41)
Total Equity	(85,290)	13,829

Total Liabilities and Equity	$20,262	$58,505

The accompanying notes are an integral part of financial statements.

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EMPEROR STAR INTERNATIONAL TRADE CO., LTD.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2016 AND FOR THE PERIOD FROM
NOVEMBER 16, 2015, (INCEPTION), THROUGH DECEMBER 31, 2015

	2016	From November 16, 2015 through December 31, 2015
Sales, net	$281,111	$3,299

Cost of sales	131,232	2,744
Gross profit	149,879	555

Selling, general and administrative expenses	243,555	17,252

Loss from operations	(93,676)	(16,697)

Other income (expense)
Interest income	23	5
Gain (loss) on foreign currency exchange	(6,167)	-
Total other income (expenses)	(6,144)	5

Loss before income taxes	(99,820)	(16,692)
Provision for income taxes expense	-	-
Net loss	(99,820)	(16,692)
Foreign currency translation adjustment	701	(41)
Comprehensive Income (Loss)	$(99,119))	$(16,733)

The accompanying notes are an integral part of financial statements.

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EMPEROR STAR INTERNATIONAL TRADE CO., LTD.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND FOR THE PERIOD FROM NOVEMBER 16, 2015,
(INCEPTION), THROUGH DECEMBER 31, 2015

	2016	From November 16, 2015 through December 31, 2015
Cash flows from operating activities
Net loss	$(99,820)	$(16,692)
Adjustments to reconcile net loss to net cash provided by(used in) operating activities:
Depreciation and amortization expenses	410	-
Changes in assets and liabilities:
Decrease (Increase) in accounts receivable	3,351	(3,299)
Decrease (Increase) in inventory	46,911	(48,075)
Increase in prepaid expense &other assets	(5,850)	(2,924)
Increase (Decrease) in accounts payable	(33,333)	35,560
Increase in accrued expense & other current liabilities	1,296	9,187
Increase in unearned revenues	34,985	-
Increase in due to shareholders	57,714	-
Net cash provided by (used in) operating activities	5,664	(26,243)

Cash flows from investing activities
Purchase of fixed assets	(3,607)	-
Net cash used in investing activities	(3,607)

Cash flows from financing activities
Capital contribution	-	30,545
Net cash provided by financing activities	-	30,545

Effect of exchange rate changes on cash and cash equivalents	41	(10)

Net increase in cash and cash equivalents	2,098	4,292

Cash and cash equivalents
Beginning	4,292	-
Ending	$6,390	$4,292
Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$-	$-
Interest expense	$-	$-

The accompanying notes are an integral part of financial statements.

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EMPEROR STAR INTERNATIONAL TRADE CO., LTD.
STATEMENT OF EQUITY
FROM NOVEMBER 16, 2015, (INCEPTION), THROUGH DECEMBER 31, 2016

			Accumulated other
	Paid-in	Accumulated	Comprehensive
	Capital	Deficits	Income	Total

Balance at November 16, 2015 (Inception)	$-	$-	$-	$-
Pain-in capital	30,562	-	-	30,562
Translation adjustment	-	-	(41)	(41)
Net loss	-	(16,692)	-	(16,692)
Balance at December 31, 2015	$30,562	$(16,692)	$(41)	$13,829
Translation adjustment	-	-	701	701
Net loss	-	(99,820)	-	(99,820)
Balance at December 31, 2016	$30,562	$(116,512)	$660	$(85,290)

The accompanying notes are an integral part of financial statements.

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EMPEROR STAR INTERNATIONAL TRADE CO., LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 1. ORGANIZATION AND BUSINESS

Emperor Star International Trade Co., Ltd., (“Emperor Star” or the “Company”), was incorporated on November 16, 2015, a Taiwan Company. The Company is in the business of marketing and distribution of various products, including detergents, nutrition supplements, and skin care products.

The Company’s year-end is December 31.

Segment Reporting — The Company follows the provisions of ASC 280 (formerly referred to as SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information), which establishes standards for reporting information about operating segments, which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. ASC Topic 280, “Segment Reporting,” also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for only one segment for the year ended December 31, 2016 and for the period from November 16, 2015, (Inception), through December 31, 2015, and accordingly, no separate segment information is presented.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern — The Company has incurred net loss of $99,820 and $16,692 for the year ended December 31, 2016 and for the period from November 16, 2015 (Inception) through December 31, 2015, respectively. As of December 31, 2016 and 2015, the Company had accumulated deficit of $116,512 and $16,692, respectively. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. This presentation presumes funds will be available to finance ongoing research and development, operations and capital expenditures and permit the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

There can be no assurances that there will be adequate financing available to the Company and the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company intends on financing its future development activities and its working capital needs largely from the sale of public deficit securities with some additional funding from other traditional financing sources until such time that funds provided by operations are sufficient to fund working capital requirements.

Accounting Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents— The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable — Accounts receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. An impairment loss is recognized in the statement of income, as are subsequent recoveries of previous impairments.

Inventory — Inventory is stated at the lower of cost or market and consists mainly of finished goods held for resale. Cost is determined on a standard cost basis of FIFO (first-in, first-out) method. Market is determined based on net realizable value. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Property and Equipment — Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of five years.

Revenue Recognition— Revenues are recognized when products are shipped to customers, both title and the risks of ownership are transferred, and the collectability of accounts receivable can be reasonably assured. The Company’s standard shipping term is Free on Board (FOB) destination. Usually no sales returns, discounts or other allowances are provided to customers. Shipping and handling charges to customers are included in net sales. Shipping and handling charges incurred by the Company are included in selling, general and administrative expenses.

Advertising Costs — Advertising costs are expensed at the time such advertising commences. Advertising expenses were $ 32,038 and 5,774 for the year ended December 31, 2016 and for the period from November 16, 2015(inception) through December 31, 2015, respectively.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. The deferred income tax asset was $0 and $0 as of December 31, 2016 and 2015, respectively.

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The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. At December 31, 2016 and 2015, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

The Company is subject to the tax authority in Taiwan for the years since incorporated. (See Note 6).

Concentration of Credit Risk — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes. Concentration of credit risk with respect to trade and notes receivables is limited due to the wide variety of customers and markets in which the Company transacts business, as well as their dispersion across many geographical areas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, but does require advance deposits on certain transactions.

Customers: The Company performs ongoing credit evaluations of its customers’ financial condition and generally, requires no collateral. For the year ended December 31, 2016 and for the period from November 16, 2015 (Inception) through December 31, 2015, one customer, also a related party (See Note 5), accounting for 100% of the Company’s total sales revenues.

Suppliers: The Company’s inventory is purchased from various suppliers. For the year ended December 31, 2016, five vendors who accounted for more than 10% of the Company’s total net purchase, representing approximately 18%, 18%, 16%, 15%, and 15% of total net purchase, and 0% of accounts payable in aggregate at December 31, 2016, respectively:

Customer	Purchase for the year 2016	Accounts payable balance as of December 31, 2016
A	$15,081	$-
B	$14,938	$-
C	$13,498	$-
D	$12,722	$-
E	$12,456	$-

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For the period from November 16, 2015 through December 31, 2015, one vendor accounting for more than 10% of the Company’s total net sales revenues, representing 100% of total net purchase of $50,820, and 0% of accounts payable in aggregate at December 31, 2015.

Foreign-currency Transactions — Foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under Equity.

Statement of Cash Flows — Cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Translation Adjustment — The accounts of the Company was maintained, and its financial statements were expressed, in New Taiwan Dollar (“NTD”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, "Foreign Currency Matters", with the NTD as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, Equity's deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income as a component of Equity’s deficit.

Comprehensive Income — Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of Equity’s deficit and comprehensive income (loss).

Recently Issued Accounting Pronouncements — The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its result of operations, financial position or cash flow.

NOTE 3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets mainly consist of the following:

	December 31, 2016	December 31, 2015
Prepaid website set-up	$926	$-
Prepaid operating lease equipment	158	-
Prepaid sales tax	5,130	2,919
Others	15	-
	$6,229	$2,919

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NOTE 4. PROPERTY AND EQUIPMENT

Property and Equipment mainly consists of the following:

	December 31, 2016	December 31, 2015
Office equipment	$3,588	$-
Less: accumulated depreciation	(408)	-
Property and equipment, net	$3,180	$-

Depreciation expense was $410 and $0 for the year ended December 31, 2016 and for the period from November 16, 2015(inception) through December 31, 2015, respectively.

NOTE 5. RELATED PARTY TRANSACTIONS

Sales

The Company had sales to EOS Trading Co., Ltd., (“EOS Trading”), a Hong Kong company owned by father of the Company’s sole director and shareholder, in an aggregate amount of $281,111 and $3,299 for year ended December 31, 2016 and for the period from November 16, 2015 (Inception) through December 31, 2015, respectively.

Due to shareholders

The Company has advanced funds from its shareholder for working capital purposes. The Company has not entered into any agreement on the repayment terms for these advances. The advances bear no interest rate and are due upon demand by shareholders. As of December 31, 2016 and 2015, there was $57,405 and $0 advances outstanding. The outstanding balance bears no interest and is due upon request.

NOTE 6. INCOME TAX

Emperor Star is incorporated in Taiwan and is subject to Taiwan tax law. The statutory tax rate under Taiwan tax law is 17%. The Company has incurred losses for the period ended December 31, 2016 and for the period from November 16, 2015 (Inception) through December 31, 2015, respectively. As a result, no tax liability was incurred at December 31, 2016 and 2015, respectively.

The following is a reconciliation of the statutory tax rate to the effective tax rate losses for the year ended December 31, 2016 and for the period from November 16, 2015 (Inception) through December 31, 2015:

	2016	2015
Taiwan tax at statutory rate	17%	17%
Other (a)	(17)%	(17)%
Effective tax rate	0%	0%

(a)

Other represents expenses incurred by the Company that are not deductible for Taiwan income taxes and changes in valuation allowance for Taiwanese entities for the period ended December 31, 2016 and for the period from November 16, 2015 (Inception) through December 31, 2015, respectively.

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NOTE 7. COMMITMENTS AND CONTINGENCIES

Operating lease obligation:

The Company leases an office space under an operating lease agreement which expires on November 1, 2017. The monthly base rent is NT$24,000, approximately equivalent to $745. The Company's obligations under operating leases are as follows:

As of December 31,	Amount
2017	$7,447
Total minimum payments	$7,447

NOTE 8. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2016 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

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